Exhibit 99.1

Lumenis Reaches Agreement with Distributor and Begins Direct
Sales and Service of Aesthetic Products in Southern US

Yokneam, Israel, January, 17 2005 – Lumenis Ltd. (LUME.PK), a global developer, manufacturer and seller of laser and light-based devices for medical, aesthetic, ophthalmic, dental and veterinary applications, today announced that it has entered into an agreement with its distributor for aesthetic products in four states in the south central United States, Eclipse Medical, Ltd.. Lumenis will immediately commence direct sales and service operations in Eclipse’s former region, which comprises Texas, Louisiana, Oklahoma and Arkansas. Lumenis and Eclipse expect a smooth operational transition.

As previously disclosed in November 2004, Lumenis and Eclipse had disagreements over possible cross-defaults and the potential obligation of Lumenis to purchase the distribution business of Lumenis products and related services from Eclipse. The agreement provides for a purchase of the distribution business and resolution of both parties’ claims for a total purchase price of $3 million. The purchase price will be paid through the forgiveness of a loan due Lumenis from Eclipse with principal and accrued but unpaid interest aggregating approximately $1.28 million, $650,000 in cash will be paid on January 31, 2005 and the balance of approximately $1.07 million will be paid ratably over 6 quarters, with the first installment commencing on April 30, 2005. Lumenis will also assume certain service, warranty and training commitments, which are currently estimated at a cost of approximately $300,000 and will have the right to purchase any remaining Lumenis product inventory held by Eclipse. Lumenis will also release Eclipse from a non-competition clause effective May 1, 2005.

Avner Raz, President and Chief Executive Officer said, “We have people in place that are ready to continue uninterrupted sales and service support to our present and future customers in the region. We are pleased to have entered into this mutually satisfactory agreement with Eclipse that eliminates a potentially larger cash exposure to the Company and allows us to focus on directly serving customers in this important market.”

About Lumenis

Lumenis is a global developer, manufacturer and seller of laser and light-based devices for medical, aesthetic, ophthalmic, dental and veterinary applications. The Company offers a wide range of products along with extensive product support systems including training, education and service. Lumenis invests heavily in research and development to maintain and enhance its leading industry position. The Company holds numerous patents worldwide on its technologies. For more information about Lumenis and its products, log onto http://www.lumenis.com

Investors:

Lauri Hanover	1-866-232-6803 972-4-959-9122

The statements in this press release that are not historical facts are forward-looking statements which are subject to risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward looking statements based on a variety of factors, including, among others: uncertainties with respect to market acceptance of the Company’s products, the implementation and outcome of our Turnaround Plan, obtaining regulatory approvals for new products or for the sale of existing products in new markets and enforcement of intellectual property rights; risks associated with competition and competitive pricing pressures, economic conditions generally, the Company’s international operations and the Company’s ability to integrate its operations with those of acquired businesses; the outcome of the Securities and Exchange Commission investigation and several securities class action lawsuits to which the Company is subject and the outcome of the investigation conducted by the Audit Committee; uncertainties relating to the Company’s continuing liquidity; and other risks detailed from time to time in the reports filed by Lumenis with the SEC, including its annual report on Form 10-K and quarterly reports on Form 10-Q.

Lumenis Ltd.
Yokneam Industrial Park
P.O.B. 240
Yokneam 20692, Israel
Tel. +972.4.959.9000
Fax. +972.4.959.9050
www.lumenis.com
563706.02-New York Server 1A